Exhibit (d)(5)

January 5, 2009

Joui International LLC

Mr. John Hui

c/o Averil Capital Markets Group, Inc.

1901 Avenue of the Stars, Suite 350

Los Angeles, CA 90067

Attention: Diana L. Maranon, Managing Partner

CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

In connection with your possible interest in pursuing an acquisition of InFocus Corporation, an Oregon corporation (the “Company”), through the purchase of all of the outstanding capital stock of the Company or other means (the “Transaction”), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such non-public information relating to the Company or the Transaction (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “our Representatives”) to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, “your Representatives”) and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the “Information.” The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of this letter agreement or other obligation of confidentiality or (ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) not known by you to be prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation.

Accordingly, you hereby agree that:

1.	You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, in whole or in part, (ii) will not use any Information other than in connection with the Transaction; provided, however, that you may reveal the Information or portions thereof to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who are directed by you to treat the Information in a manner consistent with the terms of this letter agreement. You will be responsible for any breach of this letter agreement by any of your Representatives. You and the Company shall be permitted to disclose the tax treatment and tax structure of the Transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to the Transaction, (ii) public announcement of the Transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into the Transaction; provided, however, that if the Transaction is not consummated for any reason, the provisions of this sentence shall cease to apply (other than with respect to any such disclosure which has already taken place).

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2.	You and your Representatives, on the one hand, and we and our Representatives, on the other hand, will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our or your prior written consent, as applicable, disclose to any third person the fact that the Information has been made available, that you are considering the Transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof or the subject matter of this letter agreement.

3.	In the event either party hereto or its Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information (in the case of you and your Representatives only) or any of the matters referred to in paragraph 2 above (in the case of either party hereto and its Representatives), such party will notify the other party promptly (unless prohibited by law) so that it may seek an appropriate protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this letter agreement (and if such party seeks such an order, the other party hereto will provide such cooperation as such party shall reasonably request). In the event that no such protective order or other remedy is obtained or that the Company waives compliance with the terms of this letter agreement and that you or any of your Representatives are nonetheless legally compelled to disclose such Information, you or your Representatives, as the case may be, will furnish only that portion of the Information which you are advised by counsel is legally required and will give the Company written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4.	If you determine not to proceed with the Transaction, you will promptly inform our Representative, Thomas Weisel Partners LLC (“TWP”), of that decision and, in that case, and at any time upon the request of the Company or any of our Representatives, you will (i) promptly deliver to the Company at your own expense or, at our request, destroy all copies of the written Information in your or your Representatives’ possession that was delivered to you by us or on our behalf and (ii) promptly destroy all analyses, compilations, summaries, studies and other material prepared by you or your Representatives to the extent based on, or otherwise containing or reflecting any of, the Information. You will confirm any such destruction to us in writing. Any Information delivered to you orally will continue to be subject to the terms of this letter agreement.

5.	Without the prior written consent of the Company neither you nor your Representatives will initiate or cause to be initiated any communication with any employee of the Company concerning the Confidential Information or any possible Transaction.

6.	You acknowledge that neither we, nor TWP, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 (the “Exchange Act”), make any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom, in each case except to the extent provided in or arising under any definitive agreement. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

7.

You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from the issuer of such securities material, nonpublic information concerning such issuer or its business from purchasing or selling securities of such issuer

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or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. You hereby represent that, as of the date hereof, you and your affiliates and associates (as such terms are defined in Rule 12b-2 of the Exchange Act), beneficially own in the aggregate less than 1.00% of the outstanding voting securities of the Company.

8.	You agree that, for a period of two years from the date of this letter agreement, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) will (and neither you nor they will assist or encourage others to), without the prior written consent of the Company or its Board of Directors: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, any of the assets or businesses of the Company or any subsidiary or division thereof or of any such successor or controlling person or any bank debt, claims or other obligations of the Company or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); (ii) enter into any contract, arrangement, understanding, plan or commitment in respect of any Derivative Securities (iii) seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iv) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (vi) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing; or (vii) request the Company or any of our Representatives, directly or indirectly, to amend or waive any provision of this paragraph. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

For the purposes for this letter agreement, “Derivative Securities” means any securities that are the subject of any derivative or other transaction entered into by any person, which gives such person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is determined by reference or in relation to the price or value of such securities, irrespective of whether (i) such derivative conveys or confers to any person, or otherwise has ascribed to it, any voting rights or voting power or (ii) the derivative is capable of being or required to be settled by the payment of cash or through the delivery of such securities.

9.

You agree that, for a period of two years from the date of this letter agreement, you will not, without the prior written consent of Company, directly or indirectly, solicit for employment or hire any employee of the Company with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided, however, that nothing herein shall restrict or preclude general solicitations in newspapers or similar mass media not targeted at employees of the Company, or prohibit you or your affiliates from hiring any former employee of the Company who terminated employment with the Company prior to the initial solicitation or any employee of the Company who initially contacts you without prior contact or inducement by you or anyone acting on your behalf. You also agree that until the earlier of (a) the consummation of a Transaction between the Company and you or (b) two years from the date of this letter agreement, you will not, without the

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prior written consent of the Company, initiate or maintain contact (except in the ordinary course of business) with any officer, director, employee, supplier, distributor, broker or customer of the Company for the purposes of obtaining information regarding the Company’s operations, assets, prospects or finances.

10.	You acknowledge and agree that (a) we and our Representatives are free to conduct the process relating to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with any prospective Purchaser and entering into a preliminary or definitive agreement to effect a Transaction without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with respect to the Transaction and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to the Transaction or any obligation of any kind whatsoever with respect to a Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

11.	The provisions of paragraph 8 shall be inoperative and of no force or effect if, from and after the date hereof: (a) any person or group shall have acquired or entered into a binding definitive agreement that has been approved by the Board of Directors of the Company (or any duly constituted committee thereof composed entirely of independent directors) to acquire more than 50% of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earnings power of the Company and its subsidiaries, taken as a whole, (b) any person commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company, and in connection therewith, the Company files with the SEC a Schedule 14D-9 with respect to such offer; or (c) the Company’s Board of Directors (or any duly constituted committee thereof composed entirely of independent directors) shall have determined in good faith, after consultation with outside legal counsel, that the failure to waive, limit, amend, or otherwise modify this agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Company’s directors under applicable law; provided, however, that with respect to clauses (a), (b) and (c) of this sentence you shall not have solicited, initiated, encouraged, or taken any action to facilitate or assist or participate with any such other person or group in connection with any of the transactions contemplated by clauses (a), (b) and (c) of this sentence.

12.	Each party hereto acknowledges that remedies at law may be inadequate to protect the other party against any actual or threatened breach of this letter agreement by such party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to either party hereto, each party hereto agrees to the granting of specific performance and injunctive or other equitable relief in favor of the other party hereto without proof of actual damages and each party hereto further agrees to waive, and to use all reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by either party or its Representatives, then the breaching party will reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

13.	The parties hereto agree that no failure or delay by either party hereto or any of its Representatives in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

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14.	This letter agreement will be governed by and construed in accordance with the laws of the State of Oregon applicable to contracts between residents of that State and executed in and to be performed entirely within that State, without regard to conflicts of laws principles. Each party hereto consents to personal jurisdiction in that State and voluntarily submits to the jurisdiction of the courts of that State in any action or proceeding with respect to this letter agreement, including the federal district courts located in that State. You agree that you may be served with process at the address set forth on the first page hereof.

15.	No person not a party to this Agreement is intended to be a beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.

16.	This letter agreement may be executed in counterparts, each of which will be deemed an original and both of which shall together constitute one and the same instrument.

17.	This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no provision of this letter agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized representative of the Company, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this letter agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement will not in any way be affected or impaired thereby. For the avoidance of doubt, this letter agreement supersedes and replaces in its entirety the Confidentiality Agreement, dated October 28, 2008, between the Company and Joui International LLC.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours, INFOCUS CORPORATION

By:	/S/ LISA PRENTICE
Signature
Print Name: Lisa K. Prentice Title: Chief Financial Officer

Accepted and agreed to as of the date first written above:

JOUI INTERNATIONAL LLC

By:	/S/ JOHN HUI
Signature
Print Name: Lap Shun (John) Hui Title: Chief Executive Officer